Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 W. Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  ·  FAX (435) 865-2821

Mr. Benny Lee, President and Director
SellCell.Net
2470 St. Rose Pkwy, Suite 304
Henderson, NV 89074

Dear Mr. Lee,

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Annual Report of SellCell.Net on Form 10-KSB of our report on the financial statements of the Company as its independent auditors dated December 13, 2006, as of and for the periods ended August 31, 2006, and 2005, and cumulative from inception through August 31, 2006.  We further consent to the reference to us in the section Changes In and Disagreements on Accounting and Financial Disclosures  in the Annual Report on Form 10-KSB.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
December 13, 2006.